News Release

For more information contact:

Dennis J. Zember Jr.
Executive Vice President & CFO
(229) 890-1111

AMERIS BANCORP ANNOUNCES SHARE REPURCHASE PROGRAM

AMERIS BANCORP (NasdaqGS: ABCB), Moultrie, Georgia, announced today that its Board of Directors has approved a share repurchase program authorizing the Company to repurchase up to 1,000,000 shares of its common stock, or approximately 7.4% of its shares of common stock outstanding at September 30, 2007, between December 1, 2007 and December 31, 2008.   Edwin W. Hortman, Jr., President and CEO, commented on the repurchase plan, stating “Our Company believes that the repurchase of outstanding shares is an effective use of capital given recent price levels of our stock.  Also, this action by the Board of Directors confirms its confidence in the balanced strategy of growth and profitability.”

The amount, price, timing and other terms and conditions of any purchases under the repurchase program will depend on market conditions and other considerations in management’s discretion.  Purchases may be made in open market or unsolicited negotiated transactions and shall comply with Rules 10b5-1 and 10b-18 under the Securities Exchange Act of 1934, as amended.  The Company intends to enter into a plan that is compliant with Rule 10b5-1 to facilitate the purchase of shares under the repurchase program.  A Rule 10b5-1 plan allows the Company to repurchase shares at times when it would ordinarily not be in the market because of the Company’s trading policies or possession of material non-public information.

The repurchase program does not require the Company to acquire a specific number of shares.  The share repurchases will be funded from the Company’s available working capital.  Any shares that are repurchased under the program will be returned to the status of authorized but unissued shares of common stock.

Ameris Bancorp is headquartered in Moultrie, Georgia, and has 46 locations in Georgia, Alabama, northern Florida and South Carolina.

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Ameris Bancorp Common Stock is quoted on the NASDAQ Global Select Market under the symbol “ABCB”. The preceding release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe”, “estimate”, “expect”, “intend”, “anticipate” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.